EXHIBIT 99.1

news release

For immediate release

Contact: Mark Polzin or Ken Cook (314) 982-1700

EMERSON REPORTS RECORD FIRST-QUARTER 2005 SALES UP
10 PERCENT TO $4 BILLION; 21 PERCENT INCREASE IN EPS TO $0.70

      ST. LOUIS, February 1, 2005 – Emerson (NYSE: EMR) announced that net sales increased 10 percent to $4 billion in the first quarter of fiscal 2005, ended December 31, 2004, with increases in all business segments and double-digit sales growth in Process Management, Industrial Automation, and Network Power. Underlying sales were up 5 percent for the quarter, excluding the impact of exchange rates (3 percent) and acquisitions (2 percent). Net earnings for the first quarter increased 22 percent to $297 million, or $0.70 per share. Net earnings in the first quarter of fiscal 2004 were $244 million, or $0.58 per share.

        “Emerson had a great first quarter and a solid start to fiscal year 2005,” said Emerson Chairman and CEO David N. Farr. “The record first-quarter sales reflect the strength in North American commercial and industrial markets and solid international growth led by a 15 percent increase in Asia and a 14 percent increase in Latin America. Industrial Automation sales increased in every business and in every major region, with strength in the United States and Asia. Process Management benefited from an upturn in many of its core markets as it continues to outperform the competition with its leading technology, solutions, and services.

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        “As we discussed in our annual investor meeting last week, our technology investment and leadership are increasing the speed with which we bring new products to market and supporting continued penetration gains across our business platforms. We continue to invest and redeploy assets globally to serve our expanding customer base and penetrate faster-growing international markets. Coupled with the success of our major organic growth initiatives, these actions are driving record sales and higher long-term growth rates across the company.

        “During the first quarter, we maintained high levels of profitability, as benefits from sales volume leverage and our previous restructuring actions offset higher material costs and the dilution from the Marconi acquisition. We expect that our shift to best-cost manufacturing over the past three years, together with our aggressive sourcing initiatives, productivity improvements, and price increases where necessary, will allow us to deliver an overall improvement in operating margins for fiscal year 2005.

        “Free cash flow was $169 million for the quarter, compared to $217 million in the prior-year period (operating cash flow was $261 million, compared to $284 million), with the decrease primarily due to the additional working capital necessary to support increased sales, as well as increased capital expenditures, including an expansion in scroll compressor manufacturing capacity. We continue to excel on our operational efficiency and lean manufacturing initiatives, with the average ‘days-in-the-cash-cycle’ improving to 74 days in the quarter from 81 days in the prior-year period.

        “The ratio of net debt to net capital declined to 25.8 percent, versus 33.3 percent in the prior-year period, and the interest coverage ratio was 7.9 times for the first quarter of 2005. Operating cash flow to total debt improved to 52.7 percent, compared to 39.0 percent in the prior-year period. Our strong balance sheet, earnings growth and cash flow performance give us the flexibility to create shareholder value through acquisitions and investments in our core businesses at the same time that we return 50 percent to 60 percent of operating cash flow to shareholders through dividends and share repurchases.

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        “The acceleration of underlying orders in December compared to the prior-year period is another indication that the pace of business activity remains favorable and the momentum of the global economy continues. The orders reflect strong demand in emerging markets, particularly Asia and Latin America, and solid demand in the United States, while Europe remains slightly positive.

        “We believe this momentum will help drive reported sales growth between 8 percent and 11 percent for fiscal 2005 and allow Emerson to deliver 10 percent to 15 percent earnings per share growth. We also believe that double-digit earnings growth, strong operating cash flow, and continued capital efficiency improvements will continue to drive higher return on total capital in 2005.”

        The fiscal 2005 forecast for earnings growth of 10 percent to 15 percent excludes the tax impact of potentially repatriating foreign earnings under the American Jobs Creation Act. At this time the company has not decided whether, and to what extent, it might repatriate foreign earnings under this Act.

Upcoming Investor Events

        On Tuesday, February 1, 2005, at 2:00 p.m. EST (1:00 p.m. CST), Emerson senior management will discuss the first-quarter fiscal 2005 results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson’s Web site at www.gotoemerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the Web site. Details of upcoming events will be posted as they occur in the Investor Relations Calendar of Events on the corporate Web site.

Forward-Looking and Cautionary Statements

        Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company’s most recent Form 10-K filed with the SEC.

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TABLE 1

EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended December 31,		Percent
	2003	2004	Change
Net sales	$3,600	$3,970	10%
Less: Costs and expenses
Cost of sales	2,318	2,558
SG&A expenses	790	872
Other deductions, net	78	52
Interest expense, net	57	54

Earnings before income taxes	357	434	22%
Income taxes	113	137

Net earnings	$ 244	$ 297	22%

Diluted earnings per common share	$ 0.58	$ 0.70	21%

	Quarter Ended December 31,
	2003	2004
Other deductions, net
Rationalization of operations	$ 33	$ 29
Amortization of intangibles	6	6
Other	39	17

Total	$ 78	$ 52

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TABLE 2

EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	December 31,
	2003	2004
Assets
Cash and equivalents	$ 1,009	$ 1,485
Receivables, net	2,705	3,027
Inventories	1,647	1,861
Other current assets	619	468

Total current assets	5,980	6,841
Property, plant & equipment, net	2,944	2,955
Goodwill	5,013	5,379
Other	1,770	1,781

	$15,707	$16,956

Liabilities and Stockholders' Equity
Short-term borrowings and current
maturities of long-term debt	$ 647	$ 1,280
Accounts payable	1,324	1,520
Accrued expenses	1,482	1,748
Income taxes	190	201

Total current liabilities	3,643	4,749
Long-term debt	3,733	2,886
Other liabilities	1,605	1,666
Stockholders' equity	6,726	7,655

	$15,707	$16,956

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TABLE 3

EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
(DOLLARS IN MILLIONS)

	Quarter Ended December 31,
	2003	2004
Operating Activities
Net earnings	$ 244	$ 297
Depreciation and amortization	131	137
Changes in operating working capital	(127)	(203)
Other	36	30

Net cash provided by operating activities	284	261

Investing Activities
Capital expenditures	(67)	(92)
Purchases of businesses, net of cash and equivalents acquired	–	(28)
Other	1	(10)

Net cash used in investing activities	(66)	(130)

Financing Activities
Net increase in short-term borrowings	226	139
Proceeds from long-term debt	3	2
Principal payments on long-term debt	(5)	(15)
Dividends paid	(169)	(175)
Treasury stock, net	11	(10)

Net cash provided by (used in) financing activities	66	(59)

Effect of exchange rate changes on cash and
equivalents	29	67

Increase in cash and equivalents	313	139

Beginning cash and equivalents	696	1,346

Ending cash and equivalents	$ 1,009	$ 1,485

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EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS)

	Quarter Ended December 31,
	2003	2004
Sales
Process Management	$ 849	$ 962
Industrial Automation	695	796
Network Power	657	773
Climate Technologies	596	604
Appliance and Tools	901	938

	3,698	4,073
Eliminations	(98)	(103)

Net Sales	$ 3,600	$ 3,970

	Quarter Ended December 31,
	2003	2004
Earnings
Process Management	$ 90	$ 130
Industrial Automation	86	120
Network Power	70	67
Climate Technologies	80	86
Appliance and Tools	127	119

	453	522
Differences in accounting methods	29	33
Corporate and other	(68)	(67)
Interest expense, net	(57)	(54)

Earnings before income taxes	$ 357	$ 434

	Quarter Ended December 31,
	2003	2004
Rationalization of operations
Process Management	$ 8	$ 5
Industrial Automation	4	4
Network Power	12	12
Climate Technologies	7	2
Appliance and Tools	6	6
Corporate	(4)	–

Total Emerson	$ 33	$ 29

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TABLE 5

Reconciliations of Non-GAAP Financial Measures

The following reconciles each non-GAAP measure with the most directly comparable GAAP measure (dollars in millions):

	2004	2005	Percent Change
First-Quarter Cash Flow
Operating Cash Flow	$284	$261	(8%)
Capital Expenditures	67	92

Free Cash Flow (Non-GAAP)	$217	$169	(22%)

All amounts above are GAAP financial measures except as noted.

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